Exhibit 107

Calculation Of Filing Fee Tables

Form S-4
(Form Type)

Allkem Livent plc
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee(3)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
NEWLY REGISTERED SECURITIES
Fees to Be Paid	Equity	Ordinary shares	457(c), 457(f)	445,132,162	—	$ 5,213,559,571.62	0.0001102	$ 574,534.26
Fees Previously Paid
CARRY FORWARD SECURITIES
Carry Forward Securities
	Total Offering Amounts					$ 5,213,559,571.62		$ 574,534.26
Total Fees Previously Paid
Total Fee Offsets
	Net Fee Due							$ 574,534.26

(1)
Represents the estimated maximum number of ordinary shares, par value $1.00 per share, of Allkem Livent plc (“NewCo” and, such NewCo ordinary shares, the “NewCo Shares”), issuable or expected to be issued to the stockholders of Livent Corporation (“Livent”) upon completion of the transaction described in the proxy statement/prospectus contained herein, based upon the product of (a) 2.406, which is the merger exchange ratio for Livent’s stockholders under the transaction agreement, dated as of May 10, 2023, among Livent, Allkem Limited, NewCo and Lightning-A Merger Sub, Inc., and (b) the sum of (i) 179,720,389 shares of common stock of Livent, par value $0.001 per share, outstanding as of July 17 , 2023 (the “Livent Shares”) and (ii) 5,288,822 additional Livent Shares, namely the Livent Shares underlying Livent’s outstanding stock options and Livent Shares that are potentially issuable, including in respect of Livent equity-based awards (other than Livent time-vested restricted stock units held by Livent’s non-employee directors), between July 18 , 2023 and the completion of the transaction.

(2)
Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act and computed pursuant to Rules 457(c) and 457(f)(1) promulgated under the Securities Act. The proposed maximum aggregate offering price is solely for the purpose of calculating the registration fee and was calculated based upon the market value of Livent Shares (the securities to be exchanged and cancelled in the merger) as the product of (a) $ 28.18 (the average of the high and low prices of Livent Shares as reported on the New York Stock Exchange on July 14 , 2023) and (b) 185,009,211 , the estimated maximum number of Livent Shares to be exchanged for the NewCo Shares being registered.

(3)	Determined in accordance with Section 6(b) of the Securities Act at a rate equal to $110.20 per $1.0 million of the proposed maximum aggregate offering price.